Exhibit 99.1

Seritage Growth Properties Reports Third Quarter 2024 Operating Results

New York – November 12, 2024 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner and developer of retail, residential and mixed-use properties today reported financial and operating results for the three and nine months ended September 30, 2024.

"We have made tremendous strides in simplifying our portfolio and improving our balance sheet while maintaining and enhancing our best assets. Our near term priority is our pending term loan maturity in July 2025, and we are simultaneously exploring multiple options to determine which would be the most beneficial to our shareholders. To this end, we are currently engaged in the following: discussions with our current lender on a potential extension of the maturity, in the market for a possible refinancing of the debt with other lenders, pursuing other recapitalization options, and continuing to explore other strategic alternatives. We are doing all of this while continuing our plan of sale and further reducing our debt,” said Andrea L. Olshan, Chief Executive Officer.

Sale Highlights:

•
Generated $24.0 million of gross proceeds from the sale of an income producing asset reflecting a 8.5% capitalization rate.
•
Subsequent to September 30, 2024, generated $17.1 million in gross proceeds from a vacant/non-income producing asset sold at $87.43 PSF eliminating $0.6 million of carry costs.
•
As of November 12, 2024, the Company has five assets under contract for anticipated gross proceeds of $87.9 million. All assets for sale are subject to customary closing conditions. Of these five assets, two are for sale with no due diligence contingencies for total anticipated gross proceeds of $33.7 million and three assets are under contract for sale subject to customary due diligence for anticipated gross proceeds of $54.2 million at share including:
•
$33.7 million in gross proceeds from two vacant/non-income producing properties to be sold at $95.90 PSF eliminating $0.6 million of carry costs; and
•
$54.2 million in gross proceeds from monetizing three unconsolidated entity interests.
•
The Company has accepted an offer and is currently negotiating a definitive purchase and sale agreement on one income producing asset for gross proceeds of $29.9 million.

Financial Highlights:

For the three months ended September 30, 2024:

•
As of September 30, 2024, the Company had cash on hand of $98.2 million, including $12.6 million of restricted cash. As of November 11, 2024, the Company had cash on hand of $87.7 million, including $12.6 million of restricted cash.
•
During the three months ended September 30, 2024, the Company invested $3.3 million in its consolidated properties and $5.8 million in its unconsolidated entities.
•
Net loss attributable to common shareholders of ($23.2) million, or ($0.41) per share.
•
Net Operating Income-cash basis at share (“NOI-cash basis at share”) of (0.9) million.

Other Highlights

•
Signed two leases covering 5.5 thousand square feet in the third quarter at a projected average annual net rent of $65.57 PSF.
•
Opened two tenants in the third quarter totaling approximately 6.5 thousand square feet at an average net rent of $63.11 PSF.

Future Sales Projections

The data below provides additional information regarding current estimated gross sales proceeds per asset in the portfolio as of November 12, 2024, excluding assets under contract or in PSA negotiation, which are described above. The assets listed below are either being marketed or are to be marketed at the appropriate time based on market conditions and, as a result, any sales thereof are anticipated to occur in 2025 and beyond. Sales projections, including timing of sale, are based on the Company’s latest forecasts and assumptions, but the Company cautions that actual results may differ materially. In addition, see “Market Update” below and the “Risk Factors” section contained in the Company’s filings with the Securities and Exchange Commission for discussion of the risks associated with such estimated gross sale proceeds.

Gateway Markets

•
One Multi-Tenant Asset $25 - $30 million
•
Eight Premier Assets (Dallas & San Diego are each assumed to be sold in two transactions)
•
One Asset $15 - $20 million
•
Two Assets $30 - $35 million, each
•
One Assets $50 - $60 million
•
One Asset $60 - $70 million
•
One Asset $70 - $80 million
•
One Asset $100 - $150 million
•
One Asset $150 - $200 million

Primary Markets

•
One Multi-Tenant Asset $25 - $30 million
•
Three Joint Venture Assets $5 - $10 million, each
•
One Joint Venture Asset under $5 million

Secondary Markets

•
One Residential Asset with adjacent Retail asset $5 - $10 million
•
One Non-Core Asset $5 - $10 million

Portfolio

The table below represents a summary of the Company’s properties by planned usage as of September 30, 2024 (in thousands except number of leases and acreage data):

Planned Usage	Total	Built SF / Acreage (1)	Leased SF (1)(2)	% Leased	Avg. Acreage / Site
Consolidated
Multi-Tenant Retail	3	507 sf / 63 acres	335	66.1%	20.9
Residential (3)	2	33 sf / 19 acres	33	100.0%	9.5
Premier	4	228 sf / 69 acres	182	79.8%	17.2
Non-Core (4)	4	681 sf /57 acres	-	0.0%	14.4
Unconsolidated
Other Joint Ventures	6	457 sf / 77 acres	11	2.3%	12.8
Premier	3	158 sf / 57 acres	106	67.4%	19.0

(1) Square footage is presented at the Company’s proportional share.

(2) Based on signed leases at September 30, 2024.

(3) Square footage represents built ancillary retail space whereas acreage represents both retail and residential acreage. Retail and residential are counted separately.

(4) Represents assets the Company previously designated for sale.

Multi-Tenant Retail

The table below provides a summary of all Multi-Tenant Retail signed and in negotiation leases as of September 30, 2024 (in thousands except for number of leases and PSF data):

	Number of	Leased	% of Total	Gross Annual Base	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	10	335.2	66.1%	$8,895.0	92.2%	26.54
SNO retail leases (1)	-	-	-	-	-	-
Tenants in lease negotiation	1	102.0	20.1%	749.5	7.8%	7.35
Total retail leases	11	437.2	86.2%	$9,644.5	100.0%	$22.06
(1) SNO = signed not yet opened leases.

During the three months ended September 30, 2024, the Company has a leasing pipeline of over 102 thousand square feet. The Company has 335 thousand leased square feet. The Company has total occupancy of 66.1% for its Multi-Tenant retail properties. As of September 30, 2024, there is an additional approximately 70 thousand square feet available for lease.

	Number of	Leased	Gross Annual Base	Gross Annual
	SNO Leases	GLA	Rent ("ABR")	Rent PSF ("ABR PSF")
As of June 30, 2024	1	8.0	$175.0	$21.88
Sold / terminated	(1)	(8.0)	(175.0)	(21.88)
As of September 30, 2024	-	-	$-	$-

Premier Mixed-Use

As of September 30, 2024, the Company has 348 thousand in-place leased square feet (241 thousand square feet at share), 47 thousand square feet signed but not opened (47 thousand square feet at share), and 148 thousand square feet available for lease (97 thousand square feet at share).

The table below provides a summary of all signed leases at Premier assets as of September 30, 2024, including unconsolidated entities at the Company’s proportional share (in thousands except for number of leases and PSF data):

	Number of	Leased	% of Total	Gross Annual	% of	Gross Annual
Tenant	Leases	GLA	Leasable GLA	Base Rent ("ABR")	Total ABR	Rent PSF ("ABR PSF")
In-place retail leases	40	133.4	34.6%	$9,487.4	47.2%	$71.12
In-place office leases	4	108.0	28.0%	6,933.6	34.5%	64.23
SNO retail leases as of June 30, 2024(1)	13	37.5		$3,178.5		$83.70
Opened	(2)	(6.4)		(407.0)		63.59
Signed/amended	3	18.3		1,180.0		64.48
Terminated	(2)	(2.7)		(263.4)		98.48
SNO retail leases as of September 30, 2024(1)	12	46.7	12.1%	$3,688.1	18.3%	$78.9
Total diversified leases as of September 30, 2024	56	288.1	74.7%	$20,109.1	100.0%	$69.80
(1) SNO = Signed not yet opened leases

Aventura

During the third quarter of 2024, the Company continued to advance 216 thousand square feet of office and retail leasing at the project in Aventura, FL. With 78.7% leased through September 30, 2024, the Company has 47 thousand square feet or 21.3% available for lease, of which approximately 13 thousand square feet or 6.0% is in lease negotiation.

Financial Summary

The table below provides a summary of the Company’s financial results for the three months ended September 30, 2024 (in thousands except for per share amounts):

	Three Months Ended
	September 30, 2024	September 30, 2023
Net loss attributable to Seritage common shareholders	$(23,198)	$(2,127)
Net loss per share attributable to Seritage common shareholders	(0.41)	(0.04)
NOI-cash basis at share	(934)	1,119

For the quarter ended September 30, 2024, NOI-cash basis at share reflects the impact of ($0.5) million NOI-cash basis at share relating to sold properties.

As of September 30, 2024, the Company had cash on hand of $98.2 million, including $12.6 million of restricted cash. The Company expects to use these sources of liquidity, together with a combination of future sales and/or potential alternative financing arrangements, to pay its financing obligations and fund its operations and development activity. The availability of funding from sales of assets is subject to various conditions, and there can be no assurance that such transactions will be consummated. For more information on our liquidity position, including our going concern analysis, please see the notes to the consolidated financial statements included in Part I, Item 1 and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each in our Quarterly Report on Form 10-Q.

Litigation Matters

On July 1, 2024, a purported shareholder of the Company filed a class action lawsuit in the U.S. District Court for the Southern District of New York, captioned Zhengxu He, Trustee of the He & Fang 2005 Revocable Living Trust v. Seritage Growth Properties, Case No. 1:24:CV:05007, alleging that the Company, the Company’s Chief Executive Officer, and the Company’s Chief Financial Officer violated the federal securities laws. The complaint seeks to bring a class action on behalf of all persons and entities that purchased or otherwise acquired Company securities between July 7, 2022 and May 10, 2024. The complaint alleges that the defendants violated federal securities laws by issuing false, misleading, and/or omissive disclosures concerning the Company’s alleged lack of effective internal controls regarding the identification and review of impairment indicators for investments in real estate and the Company’s value and projected gross proceeds of certain real estate assets. The complaint seeks compensatory damages in an unspecified amount to be proven at trial, an award of reasonable costs and expenses to the plaintiff and class counsel, and such other and further relief as the court may deem just and proper. The Company intends to vigorously defend itself against the allegations.

Dividends

On February 29, 2024, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on April 15, 2024 to holders of record on March 29, 2024.

On May 2, 2024, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on July 15, 2024 to holders of record on June 28, 2024.

On July 31, 2024, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend was paid on October 15, 2024 to holders of record on September 30, 2024.

On October 28, 2024, the Company’s Board of Trustees declared a preferred stock dividend of $0.4375 per each Series A Preferred Share. The preferred dividend will be paid on January 15, 2025 to holders of record on December 31, 2024.

Strategic Review

At the 2022 Annual Meeting of Shareholders on October 24, 2022, Seritage shareholders approved the Company’s Plan of Sale. The strategic review process remains ongoing as the Company executes the Plan of Sale, and the Company remains open minded to pursuing value maximizing alternatives, including a potential sale of the Company. There can be no assurance regarding the success of the process.

Market Update

As the Company has previously disclosed, the Company, along with the commercial real estate market as a whole, has experienced and continues to experience challenging market conditions as a result of a variety of factors. These conditions have applied and continue to apply downward pricing pressure on all of our assets. In making decisions regarding whether and when to transact on each of the Company’s remaining assets, the Company has considered and will continue to consider various factors including, but not limited to, the breadth of the buyer universe, macroeconomic conditions, the availability and cost of financing, as well as corporate, operating and other capital expenses required to carry the asset. If these challenging market conditions persist, then we expect that they will impact the Plan of Sale proceeds from our assets and the amounts and timing of distributions to shareholders.

Non-GAAP Financial Measures

The Company makes references to NOI-cash basis and NOI-cash basis at share which are financial measures that include adjustments to accounting principles generally accepted in the United States (“GAAP”).

Neither of NOI-cash basis or NOI-cash basis at share are measures that (i) represent cash flow from operations as defined by GAAP; (ii) are indicative of cash available to fund all cash flow needs, including the ability to make distributions; (iii) are alternatives to cash flow as a measure of liquidity; or (iv) should be considered alternatives to net income (which is determined in accordance with GAAP) for purposes of evaluating the Company’s operating performance. Reconciliations of these measures to the respective GAAP measures the Company deems most comparable have been provided in the tables accompanying this press release.

Net Operating Income (Loss)-cash basis ("NOI-cash basis”) and Net Operating Income (Loss)-cash basis at share ("NOI-cash basis at share")

NOI-cash basis is defined as income from property operations less property operating expenses, adjusted for variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles. Other real estate companies may use different methodologies for calculating NOI-cash basis, and accordingly the Company’s depiction of NOI-cash basis may not be comparable to other real estate companies. The Company believes NOI-cash basis provides useful information regarding Seritage, its financial condition, and results of operations because it reflects only those income and expense items that are incurred at the property level.

The Company also uses NOI-cash basis at share, which includes its proportional share of Unconsolidated Properties. The Company does not control any of the joint ventures constituting such properties and NOI-cash basis at share does not reflect our legal claim with respect to the economic activity of such joint ventures. We have included this adjustment because the Company believes this form of presentation offers insights into the financial performance and condition of the Company as a whole given the Company’s ownership of Unconsolidated Properties that are accounted for under GAAP using the equity method. The operating agreements of the Unconsolidated Properties generally allow each investor to receive cash distributions to the extent there is available cash from operations. The amount of cash each investor receives is based upon specific provisions of each operating agreement and varies depending on certain factors including the amount of capital contributed by each investor and whether any investors are entitled to preferential distributions.

The Company also considers NOI-cash basis and NOI-cash basis at share to be a helpful supplemental measure of its operating performance because it excludes from NOI variable items such as termination fee income, as well as non-cash items such as straight-line rent and amortization of lease intangibles.

Due to the adjustments noted, NOI-cash basis and NOI-cash basis at share should only be used as an alternative measure of the Company’s financial performance..

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” "will," "approximately," or "anticipates" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, which may cause actual results to differ significantly from those expressed in any forward-looking statement. Factors that could cause or contribute to such differences include, but are not limited to: declines in retail, real estate and general economic conditions; risks relating to redevelopment activities; contingencies to the commencement of rent under leases; the terms of the Company’s indebtedness and other legal requirements to which the Company is subject; failure to achieve expected occupancy and/or rent levels within the projected time frame or at all; the impact of ongoing negative operating cash flow on the Company’s ability to fund operations and ongoing development; the Company’s ability to access or obtain sufficient sources of financing to fund the Company’s liquidity needs; environmental, health, safety and land use laws and regulations; and possible acts of war, terrorist activity or other acts of violence or cybersecurity incidents. For additional discussion of these and other applicable risks, assumptions and uncertainties, see the “Risk Factors” and forward-looking statement disclosure contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2023 and any subsequent Form 10-Qs. While the Company believes that its forecasts and assumptions are reasonable, the Company cautions that actual results may differ materially. The Company intends the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Seritage Growth Properties

Prior to the adoption of the Company’s Plan of Sale (defined below), Seritage was principally engaged in the ownership, development, redevelopment, disposition, management and leasing of diversified retail and mixed-use properties throughout the United States. Seritage will continue to actively manage each remaining location until such time as each property is sold. As of September 30, 2024, the Company’s portfolio consisted of interests in 21 properties comprised of approximately 2.7 million square feet of gross leasable area (“GLA”) or build-to-suit leased area, and 342 acres of land. The portfolio consists of approximately 1.5 million square feet of GLA and 208 acres held by 12 consolidated properties (such properties, the “Consolidated Properties”) and 1.2 million square feet of GLA and 134 acres held by nine unconsolidated properties (such properties, the “Unconsolidated Properties”).

Contact

Seritage Growth Properties

(212) 355-7800

IR@Seritage.com

Seritage Growth Properties

Consolidated Balance SheetS

(In thousands, except share and per share amounts)

(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Investment in real estate
Land	$65,009	$102,090
Buildings and improvements	235,330	344,972
Accumulated depreciation	(37,915)	(36,025)
	262,424	411,037
Construction in progress	92,597	135,305
Net investment in real estate	355,021	546,342
Real estate held for sale	46,607	39,332
Investment in unconsolidated entities	199,307	196,437
Cash and cash equivalents	85,599	134,001
Restricted cash	12,613	15,699
Tenant and other receivables, net	8,508	12,246
Lease intangible assets, net	1,109	886
Prepaid expenses, deferred expenses and other assets, net	26,258	28,921
Total assets (1)	$735,022	$973,864

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Term loan facility	$280,000	$360,000
Accounts payable, accrued expenses and other liabilities	36,228	50,700
Total liabilities (1)	316,228	410,700

Commitments and Contingencies (Note 9)

Shareholders' Equity
Class A common shares $0.01 par value; 100,000,000 shares authorized; 56,268,317 and 56,194,727 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	562	562
Series A preferred shares $0.01 par value; 10,000,000 shares authorized; 2,800,000 shares issued and outstanding as of September 30, 2024 and December 31, 2023; liquidation preference of $70,000	28	28
Additional paid-in capital	1,363,148	1,361,742
Accumulated deficit	(946,202)	(800,342)
Total shareholders' equity	417,536	561,990
Non-controlling interests	1,258	1,174
Total equity	418,794	563,164
Total liabilities and equity	$735,022	$973,864

(1) The Company's consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs"). See Note 2. The consolidated balance sheets, as of September 30, 2024, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $3.3 million of land, $2.8 million of building and improvements, $(0.9) million of accumulated depreciation and $2.6 million of other assets included in other line items. The Company's consolidated balance sheets as of December 31, 2023, include the following amounts related to our consolidated VIEs, excluding the Operating Partnership: $3.3 million of land, $2.8 million of building and improvements, $(0.8) million of accumulated depreciation and $2.4 million of other assets included in other line items.

Seritage Growth Properties

Consolidated Statements of OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUE
Rental income	$2,899	$4,525	$12,790	$10,459
Management and other fee income	352	523	450	1,152
Total revenue	3,251	5,048	13,240	11,611
EXPENSES
Property operating	4,258	4,564	12,091	17,945
Abandoned project costs	5,732	—	5,732	—
Real estate taxes	971	1,204	3,602	4,910
Depreciation and amortization	4,377	2,913	10,860	11,628
General and administrative	7,178	8,030	23,244	30,349
Total expenses	22,516	16,711	55,529	64,832
Gain on sale of real estate, net	4,184	18,506	7,357	64,386
Gain (loss) on sale of interest in unconsolidated entities	—	(916)	—	6,407
Impairment of real estate assets	—	—	(87,536)	(107,043)
Equity in income (loss) of unconsolidated entities	118	993	(69)	(49,077)
Interest and other income (expense), net	(872)	2,030	1,268	17,484
Interest expense	(6,051)	(9,763)	(19,344)	(37,493)
Loss before income taxes	(21,886)	(813)	(140,613)	(158,557)
Provision for income taxes	(87)	(89)	(1,572)	(38)
Net loss	(21,973)	(902)	(142,185)	(158,595)
Preferred dividends	(1,225)	(1,225)	(3,675)	(3,675)
Net loss attributable to Seritage common shareholders	$(23,198)	$(2,127)	$(145,860)	$(162,270)

Net loss per share attributable to Seritage Class A common shareholders - Basic	$(0.41)	$(0.04)	$(2.59)	$(2.89)
Net loss per share attributable to Seritage Class A common shareholders - Diluted	$(0.41)	$(0.04)	$(2.59)	$(2.89)
Weighted-average Class A common shares outstanding - Basic	56,268	56,183	56,251	56,139
Weighted-average Class A common shares outstanding - Diluted	56,268	56,183	56,251	56,139

Reconciliation of Net Loss to NOI-cash basis and NOI-cash basis at share (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
NOI-cash basis and NOI-cash basis at share	2024	2023	2024	2023
Net loss	$(21,973)	$(902)	$(142,185)	$(158,595)
Management and other fee income	(352)	(523)	(450)	(1,152)
Abandoned project costs	5,732	—	5,732	—
Depreciation and amortization	4,377	2,913	10,860	11,628
General and administrative expenses	7,178	8,030	23,244	30,349
Equity in income (loss) of unconsolidated entities	(118)	(993)	69	49,077
Gain on sale of interest in unconsolidated entities	—	916	—	(6,407)
Gain on sale of real estate, net	(4,184)	(18,506)	(7,357)	(64,386)
Impairment of real estate assets	—	—	87,536	107,043
Interest and other income (expense), net	872	(2,030)	(1,268)	(17,484)
Interest expense	6,051	9,763	19,344	37,493
Provision (Benefit) for income taxes	87	89	1,572	38
Straight-line rent	5	1,504	251	16,142
Above/below market rental expense	69	45	145	138
NOI-cash basis	$(2,256)	$306	$(2,507)	$3,884
Unconsolidated entities
Net operating income of unconsolidated entities	1,461	3,445	4,012	6,404
Straight-line rent	(130)	(2,629)	(451)	(3,069)
Above/below market rental expense	(9)	(3)	(27)	(1)
NOI-cash basis at share	$(934)	$1,119	$1,027	$7,218

Properties sold during third quarter of 2024:

			Total	2024 Qtr
City	State	Full / Partial Sale	SF (1)	Sold
Temecula	CA	Full Site	126,500	Q3